EXHIBIT 16.1

November 14, 2024

Securities and Exchange Commission

100 F Street

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of DriveItAway Holdings, Inc.’s Form 8-K dated November 14, 2024 and we agree with the statements made regarding our firm. We have no basis to agree or disagree with other statements contained therein.

Sincerely,

/s/ Mac Accounting Group & CPAs, LLP